Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Media Contact:
Margot Olcay
Rubenstein Associates
(212) 843-8284
molcay@rubenstein.com

James Fleming Joins Columbia Property Trust
as Chief Financial Officer

ATLANTA (August 6, 2013) - Columbia Property Trust today announced the appointment of James A. Fleming to the position of Executive Vice President and Chief Financial Officer as part of the company's strategic objective to drive long-term value.
Fleming will oversee the finance, treasury, investor relations, and financial reporting divisions of Columbia Property Trust, as well as manage all debt capital market activities, maintain relationships with rating agencies and financial institutions, and contribute to the strategic positioning of the company's acquisitions, finance, and disposition plans. In this role, he will be instrumental in the company's efforts to attract new institutional investment in Columbia Property Trust.
“We are pleased to welcome Jim Fleming to the management team of Columbia Property Trust,” said Nelson Mills, President, Chief Executive Officer, and Director of Columbia Property Trust. “With his extensive background in real estate investment management, capital markets, and governance, as well as both executive and board experience for public companies, we believe Jim will play an integral role in positioning the company for a successful future.”
Fleming brings to Columbia Property Trust over three decades of commercial real estate experience, having served most recently as Executive Vice President and CFO for Schottenstein Property Group, a national shopping center owner-operator. Previously, at Cousins Properties, Inc., an NYSE-listed office REIT, Fleming served in various executive capacities, including as Executive Vice President and CFO from 2004 to 2010, and earlier, as Senior Vice President, General Counsel, and Secretary from 2001 to 2004. Fleming currently serves on the Board of Directors of NASDAQ-listed Carmike Cinemas, Inc., one of the nation's largest motion picture exhibitors.
Fleming is a former founding partner of the Atlanta law firm Fleming & Ray (now Ray & Sherman) and former managing partner at Long, Aldridge & Norman (now McKenna Long & Aldridge). Fleming's practice at both firms focused on the real estate industry.

About Columbia Property Trust
One of the nation's largest office real estate investment trusts, Columbia Property Trust focuses on investing in and managing high-quality commercial office properties in primary markets nationwide and is one of the only nontraded REITs to have achieved an "investment-grade" rating from both Moody's and Standard & Poor's rating services. Currently, the REIT's $5+ billion portfolio consists of 82 operational buildings in 20 states (including Washington, D.C.), collectively covering approximately 21 million square feet. Columbia Property Trust (f/k/a Wells Real Estate Investment Trust II, Inc.) closed to new investments on June 30, 2010. For information about Columbia Property Trust, visit www.ColumbiaPropertyTrust.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this news release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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